UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(f)

Award of Bonuses for Fiscal 2014

On December 8, 2014, the Compensation Committee of the Board of Directors of Crossroads Systems, Inc. (the “Company”) unanimously approved the award of bonus payments under the Company’s Management Bonus Program for performance in the fiscal year ended October 31, 2014.

On November 3, 2014 in Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-198861), the Company filed its Summary Compensation Table, reporting compensation of the Company’s named executive officers for the fiscal year ended October 31, 2014, pursuant to Item 402 of Regulation S-K. The 2014 bonus payments had not been determined as of the date of the filing of the Summary Compensation Table. Accordingly, the Summary Compensation Table set forth in the registration statement has been updated to reflect the payment of the 2014 bonuses as set forth below.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Compensation		All Other Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)		($)(5)	($)

Richard K. Coleman, Jr.	2013	132,997	105,605	-	88,812		-	-	327,414
President and Chief	2014	275,000	255,000	-	447,553		-	-	977,553
Executive Officer

David Cerf	2013	241,250	-	25,733	330,083	12,867		-	609,933
Executive Vice President of	2014	250,000	-	54,417	-	27,208		-	331,625
Business and Corporate Development

Brian Bianchi	2013	226,250	-	9,050	323,940	27,150		5,000	591,390
Chief Operating	2014	235,000	-	50,525	-	25,263		3,000	313,788
Officer

(1)	On August 5, 2013, we awarded a cash bonus of $45,605 to Mr. Coleman. On November 29, 2013, we awarded a cash bonus of $60,000 to Mr. Coleman, reported in fiscal year 2013.

(2)	On December 9, 2014, our Compensation Committee approved the payment of stock bonuses under our 2014 Management Bonus Plan described below. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation based on the closing price of our common stock on the date of grant. The number of shares awarded to each such officer will be determined with reference to the price of the Company’s common stock as reported on Nasdaq on the date of issuance, which is expected to be in early January 2015.

(3)	We granted options to purchase 300,000 shares of common stock on June 13, 2013 to Mr. Bianchi, at a grant date fair value of $1.08 per share. We granted options to purchase 300,000 shares of common stock on June 14, 2013 to Mr. Cerf, at a grant date fair value of $1.10 per share. These awards vest 16.6% on September 1, 2013, 41.7% on June 1, 2014, and 41.7% on June 1, 2015. We granted options to purchase 68,407 shares of common stock on September 16, 2013 and 75,000 shares of common stock on October 31, 2013 to Mr. Coleman, at a grant date fair value of $0.68 and $0.56 per share, respectively. These grants vested immediately upon grant. We granted options to purchase 450,000 shares of common stock on November 21, 2013 to Mr. Coleman, at a grant date fair value of $0.99 per share. This award vests 12.5% per quarter, for eight quarters.

(4)	On December 15, 2013, we awarded cash bonuses of $12,867 and $27,150 to Messrs. Cerf and Bianchi, respectively, reported in fiscal year 2013 pursuant to our Management Bonus Plan for fiscal 2013. On December 9, 2014, we awarded cash bonuses of $27,208 and $25,263 to Messrs. Cerf and Bianchi, respectively, under our Management Bonus Plan for fiscal 2014 as described below.

(5)	We award cash bonuses through our Patent Award Plan. Various levels of bonuses are awarded based on the stage a patent is in through the U.S. patent system. Cash patent bonus awards of $5,000 was awarded to Mr. Bianchi during fiscal year 2013 and $3000 during fiscal year 2014.

During fiscal 2014, our 2014 Management Bonus Plan was in effect. Under the 2014 Management Bonus Plan, Messrs. Bianchi and Cerf were each eligible for a target bonus payment equal to 40% of such officer’s salary for fiscal 2014.

Seventy-five percent of the target payout was based on the achievement of financial objectives related to adjusted net income (loss) from product operations, which amount excluded revenue and expenses from intellectual property litigation and licensing, stock-based compensation and depreciation. The threshold payout level was triggered by our receipt of 70% of the eligible amount related to adjusted net income (loss) from product operations, in the event we achieve adjusted net income (loss) from product operations 30% worse than the target amount, and the amount payable would increase on a linear scale up to 110% of the eligible amount in the event we achieve adjusted net income (loss) from product operations 10% better than the target amount. Additionally, these officers were eligible for a maximum payout of 125% of the eligible amount in the event we achieve zero or positive adjusted net income (loss) from product operations.

The remaining twenty-five percent payout under the 2014 Management Bonus Plan was based on the achievement of individual MBO goals for each such executive officer.

The bonus payouts under the 2014 Management Bonus Plan were and will be paid in a combination of (i) a cash payment and (ii) the issuance of stock pursuant to the Company’s 2010 Equity Incentive Plan, with the number of shares to be issued to each such executive officer to be determined with reference to the price of the Company’s common stock as reported on Nasdaq on the date of issuance, which is expected to be in early January 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: December 12, 2014	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer